EXHIBIT 99.1

American River Bankshares Appoints Julie Raney to its Board of Directors

SACRAMENTO, Calif., Sept. 23, 2019 (GLOBE NEWSWIRE) -- The Board of Directors of American River Bankshares (NASDAQ – GS: AMRB) today announced that it has appointed Julie Raney to the American River Bankshares Board. In addition, the Company has also appointed Ms. Raney to the Board of American River Bank.

Ms. Raney is a Deputy General Counsel for Sutter Health, a not for profit health care system in Northern California, where she leads the Employment  and Labor Group, the Disability Access Compliance Team, and the Special Investigation Unit. Throughout her nine years at Sutter Health and the prior fifteen years in private practice, Ms. Raney has developed an expertise in employment related matters and risk reduction strategies.

“In addition to Julie’s legal knowledge, her expertise in compliance and risk management will be instrumental during this time of growth,” said David E. Ritchie, Jr., President and CEO of American River Bankshares. “Her appointment comes at the perfect time for the Company.”

Ms. Raney’s team accepted the national 2015 Eagle Award on behalf of Sutter Health from the Disability Rights Advocates for their work on the Sutter Health Disability Access Program.  Additionally, she has served as a Court Appointed Special Advocate for Placer County.  Ms. Raney earned a Juris Doctorate from King Hall School of Law at the University of California, Davis and a Bachelor of Arts, magna cum laude, in political science, also from the University of California, Davis.

About American River Bankshares
American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank,   a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (916) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President & Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Jennifer Held
Vice President, Marketing Director
American River Bankshares
916-231-6717